UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 19, 2009

CardioNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33993	33-0604557
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

227 Washington Street #300 Conshohocken, PA	19428
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2009, we entered into an employment agreement (the “Employment Agreement”) with Anna McNamara which provides that she will continue to serve as our Senior Vice President, Clinical Operations.  The Employment Agreement commenced on October 19, 2009 and continues until terminated in accordance with its terms.

Pursuant to the Employment Agreement, Ms. McNamara is entitled to a base salary of $300,000.  Ms. McNamara is eligible to receive an annual discretionary bonus under our Management Incentive Plan.  The bonus amount she may receive, if any, will be based upon the criteria determined by our Board of Directors in accordance with our Management Incentive Plan.

The Employment Agreement provides that in the event we terminate Ms. McNamara without “cause” or Ms. McNamara resigns for “good reason” (each as defined in the Employment Agreement), we will pay to Ms. McNamara severance benefits that consist of the following: (i) base salary and accrued and unused vacation earned through the date of her termination; and (ii) an amount equal to one times (1.0x) base salary in effect at the time of termination plus one times (1.0x) on-target annual performance incentive bonus in effect at the time of termination, paid in 12 monthly installments.  Ms. McNamara will also be eligible for continued participation in our medical, dental and vision plans for a period of up to 12 months.  Ms. McNamara’s receipt of the amount described in clause (ii) above and the continued participation in our medical, dental and vision plans are contingent upon her execution and non-revocation of a release of claims in the form attached to the Employment Agreement.

If the date of Ms. McNamara’s termination is within 30 days immediately preceding or the 12 months immediately following a Corporate Transaction (as defined in the Employment Agreement), vesting of all equity awards made to her prior to the date of termination will accelerate and the equity awards will be deemed fully vested and immediately exercisable.

If an excise tax under sections 280G and 4999 of Internal Revenue Code is triggered by any payment upon a Corporate Transaction, Ms. McNamara will receive a modified amount which will be either: (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax; or (ii) the largest portion of the payment, which such amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in Ms. McNamara’s receipt, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be subject to the excise tax.

As a condition of Ms. McNamara’s employment as our Senior Vice President, Clinical Operations, she must execute and abide by our Proprietary Information and Inventions Agreement.  Under the Employment Agreement Ms. McNamara will be subject to non-competition restrictions for the term of her employment and during any period thereafter in which she is receiving severance benefits.  Ms. McNamara’s employment with us is at will and may be terminated by us at any time and for any reason, or for no reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioNet, Inc.

October 22, 2009	By:	/s/ Martin P. Galvan

Name: Martin P. Galvan, CPA
Title: Chief Financial Officer